                                                                   EXHIBIT 11(b)


                                May 6, 2005



Columbia Tax-Managed Growth Fund
c/o Columbia Funds Trust I
One Financial Center
Boston, Massachusetts 02111

Ladies and Gentlemen:

We consent to the filing of forms of the legal opinions our firm expects to deliver in connection with the proposed combinations of Columbia Tax-Managed Growth Fund, a series of Columbia Funds Trust I (the "Trust"), with Columbia Tax-Managed Growth Fund II, a series of the Trust, with and as part of the Registration Statement of the Trust on Form N-14 and to the references to our firm in each of the related prospectus/proxy statements under the caption "Federal Income Tax Consequences."


                                        Very truly yours,

                                        /S/ Ropes & Gray LLP

                                        Ropes & Gray LLP